5451 275th Street

Langley, BC V4W 3X8
Email: andy@adastralabs.ca

Private and Confidential

August 17, 2020

Pure Sunfarms Corp.

4431 80 Street
Delta, BC V4K 3N3

Email: mdosanjh@puresunfarms.com

Dear Mr. Mandesh Dosanjh:

Re: Supply Agreement

This letter agreement (the "Agreement") sets out the terms and conditions pursuant to which Pure Sunfarms Corp. ("PSF" or "Supplier") will provide cannabis to Adastra Labs Inc. ("Adastra") for processing (collectively, the "Transaction"). Adastra and Supplier are known individually as a "Party" and jointly as the "Parties".

1. DEFINITIONS

"Applicable Law" means any domestic or foreign statute, law (including the Cannabis Act), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise), and any judgment, order, writ, injunction, decision, ruling, decree or award, guidance, policy, standard, directive or bulletin, in each case, of any governmental authority; in each case having the force of law and binding on the person referred to in the context in which the term is used, or any provisions of any of the foregoing, including general principles of common law, civil law and equity.

"Cannabis (Hemp) Oil" means oil (cannabinoids and essential oils) extracted from cannabis (hemp) plant biomass using a solvent (CO2, Ethanol or other hydrocarbon). If required, the extracted oil is winterized and filtered to remove waxes and lipids. All solvent is removed from the resultant oil. If terpenes are recovered as part of the extraction process, they are re-added to the resultant oil.

"Cannabis (Hemp) Distillate" means cannabis (hemp) oil that is further distilled using short path distillation, wiped film distillation, or other distillation equipment to achieve a higher cannabinoid concentration.

"Intellectual Property" means any statutory or non-statutory intellectual property rights in any jurisdiction, including any issued, pending, registered, filed or unfiled application for any patent (including any utility, design or plant patent, and including any continuation, continuation-in-part, divisional, re-issue, re-examination, national phase entry or regional phase entry application), copyright, trademark, industrial design, plant breeder's right, Plant Varieties Protection Act registration or other statutory intellectual property right, and any trade secret, know-how, goodwill, or other intellectual property or other proprietary right, and any written or unwritten title, interest, license, right to bring or participate in any proceeding for past infringement or any other actionable right under or relating to any intellectual property right, or any other rights to any of the foregoing, relating to any aspect of the business of a Party, including standard operating procedures, production processes, packaging processes, labelling processes, ingredients, technology, inventions, plant varieties, clonally propagated plant material, stable cultivars, business management processes, compilations of information, contracts, records, specifications, business procedures, label designs, branding, compliance documentation, files, records, documents, drawings, specifications, equipment and data (data includes all information whether written or in an electronic format), and including any suppliers, manufacturers, equipment, methodologies, customer lists or other relevant information, relating to any of the foregoing or otherwise pertaining to the business of a Party.

"Kief" means the cannabinoid containing trichome glands that have been separated (sifted) from cannabis flowers and green plant material.

"Product" means un-sifted cannabis Trim meeting the Specifications (as defined herein).

"Trim" means the material resulting from the process of removing excess material from cannabis flower buds.

"Winterization" means the process of diluting cannabis or hemp extraction with food-grade ethanol and storing the solution in a sub-zero Fahrenheit freezer to cause waxes and lipids to come out of solution for removal by filtration.

"Shake" means small pieces of cannabis flower that break from larger cannabis buds, generally as the result of regular handling.

"Smalls" means smaller size cannabis flower buds that are larfy (not dense) and typically of lower potency than other cannabis flowers.

"Specifications" means those specifications for the Products required under Applicable Law and those identified in the Quality Assurance Agreement.

"Standard Processing" means to alter the chemical or physical properties of cannabis and/or hemp by the use of a solvent to produce cannabis oil, hemp oil, cannabis distillate, or hemp distillate. This further includes preparation of these oils and distillates into specific formulations for various cannabis or hemp consumer packaged goods products.

2. QUALITY ASSURANCE AGREEMENT

2.1 Within 15 days of the execution of this Agreement by all Parties, the Parties agree to execute a quality assurance agreement (the "Quality Assurance Agreement") to set forth the quality control and quality assurance obligations of both Parties in compliance with Applicable Law.

3. ORDERING, PRODUCTION, DELIVERY AND ACCEPTANCE

3.1 Adastra agrees to purchase a minimum of 6,000 kilograms of Product from Supplier during the Term (as defined herein). The price payable for the Product shall be $0.20 per gram of Product, excluding all sales taxes which shall be borne by Adastra.

3.2 Adastra shall place orders in writing for the Product in the form attached hereto as Schedule "A" (each a "Product Order"), which shall set out the quantity of Product required and a proposed pick up date. Upon Adastra's request, Supplier will make available to Adastra a complete list of available Product.

3.3 Upon receipt of a Product Order from Adastra, Supplier shall provide Adastra with written confirmation of the Product Order acceptance, which confirmation shall set out the target delivery date for the Product Order, as agreed between the Parties, within seven (7) business days. If no order confirmation is sent within the said seven (7) business day period, Supplier shall be deemed to have rejected the Product Order. Supplier will use commercially reasonable efforts to accept all Product Orders submitted in accordance with this Agreement. If Supplier is not able to accept a reasonable Product Order submitted by Adastra in accordance with this Agreement, then any applicable NC Fee (as defined herein) triggered as a result of such rejected Product Order shall be waived. In the event that the Supplier produces Trim at a THC potency higher than 8% which Supplier is unable to sell at a price higher than $0.20 per gram or make other use of, then Supplier shall use commercially reasonable efforts to include such Trim in Adastra's Product Orders.

3.4 Supplier shall make each Product Order available for pick up, on an Ex Works (incoterms 2010) basis, within [•] days of its acceptance of the applicable Product Order. All costs of shipping as well any other charges that arise as a result of or in connection with the transport of the Product shall be for the account of Adastra.

3.5 Title in and to the Product Orders shall remain with Supplier until the applicable Product Order is picked up by Adastra, at which time title and all liability and risk of loss for the applicable Product Order shall transfer to Adastra.

3.6 This Agreement is a take or pay agreement such that, if Adastra does not purchase from Supplier at least 6,000 kilograms (the "Minimum Volume") of the Product during the Term (as defined herein), Adastra shall be required to pay Supplier a non-completion fee (the "NC Fee") equal to $0.20 for each gram by which the Minimum Volume exceeds the amount of Product purchased and paid for by Adastra during the Term. Supplier shall provide Adastra with an invoice for any applicable NC Fee thirty (30) calendar days following the expiry or early termination of the Term, and Adastra shall pay the applicable invoice within thirty (30) calendar days of such date. No early termination of this Agreement or extension of the Term shall affect this take or pay obligation. For illustrative purposes, if Adastra purchased 4,000 kilograms of Product from the Supplier during the Term, the NC Fee would be:

(6,000 kilograms of Product - 4,000 kilograms of Product) x CAD $0.20 = $400,000

For illustrative purposes, if Adastra submitted Purchase Orders for 4,000 kilograms of Product from the Supplier during the Term and Supplier was only able to supply Adastra with 3,000 kilograms of Product during the Term, the NC Fee would be:

(6,000 kilograms of Product - 4,000 kilograms of Product - 1,000 kilograms of Product) x CAD $0.20 = $200,000

3.7 For the purposes of the calculation of an applicable NC Fee, the Minimum Volume required to be purchased by Adastra under this Agreement shall be reduced by the amount of Product purchased by Adastra under invoice (0000143) attached hereto Schedule "B".

3.8 Supplier shall provide Adastra with an invoice for each Product Order at the time the Product Orders is picked up by Adastra at Supplier's loading dock, and Adastra shall pay the applicable invoice within thirty (30) calendar days of such date.

3.9 If Adastra fails to make any payment to Supplier hereunder on the due date for payment, then, without prejudice to any other right or remedy available to Supplier, Supplier shall be entitled to charge Adastra interest (both before and after judgement) on the amount unpaid at the rate of .5% percent per month (6.17% per annum), calculated daily and compounded monthly until payment in full is made without prejudice to Supplier's right to receive payment on the due date(s).

3.10 Adastra may inspect all Products received under this Agreement within five (5) days of receipt. In the event that Adastra determines that a Product Order fails to conform to the Specifications, Adastra shall facilitate the return of such rejected Product Order and Supplier shall replace the rejected Product Order with a conforming Product Order.

3.11 In the event Supplier disagrees with Adastra's determination that a Product Order does not conform to the Specifications, Supplier shall send a sample of the Product Order in question to an independent ISO certified and Health Canada Licensed testing laboratory to investigate compliance. If the independent laboratory determines the Product Order fails to meet the Specifications, Supplier shall issue to Adastra a credit for the Product Order, and where the independent laboratory determines the Product Order meets the Specifications, Adastra shall be required to pay for the applicable Product Order and any interest thereon. The cost of the independent testing laboratory shall be borne by the incorrect Party.

4. PRODUCT RECALLS

4.1 In the event that a Party, determines in good faith or is required by Health Canada that it is required to initiate a recall with respect to a batch of a Product the recalling Party shall immediately notify the other Party of the recall and both Parties agree to cooperate with one another to accommodate any procedures and requirements necessitated by such recall.

5. INTELLECTUAL PROPERTY

5.1 Each Party acknowledges that it does not have and shall not acquire any interest in any of the other Party's (or such Party's affiliates' or subsidiaries') Intellectual Property unless otherwise expressly agreed in writing.

6. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

6.1 Each Party represents, warrants and covenants to the other that:

(a) it is a corporation duly organized, validly existing, and in good standing under the laws of the Province of British Columbia.

(b) it is qualified to do business in, and is in good standing in, each jurisdiction where it carries on business;

(c) it has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement. This Agreement has been duly and validly executed by it, and constitutes a valid and binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors generally and by general principles of equity, regardless of whether asserted in a proceeding in equity or law;

(d) the authorization of, execution and delivery of, and the performance by it of its obligations under, this Agreement and every other agreement or document to be entered into or delivered hereunder, will not constitute or result in the violation or breach of or default under, or cause the acceleration of, any obligations of it under: (a) any term or provision of the articles, by-laws or other constating documents of it; (b) the terms of any material agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which it is a party or by which it is bound, except as would not reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement; (c) any Applicable Law or consent or approval issued by a governmental authority, except as would not reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement; or (d) any term or provision of any order of any court applicable to it, except as would not reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement;

(e) other than any applicable notices to be provided by each Party to the relevant governmental authority in connection with each purchase and sale of Product hereunder, no consent or approval of any governmental authority, or filing with or notice to, any governmental authority, court or other person, is required in connection with the execution, delivery or performance of this Agreement (and each of the agreements to be executed and delivered pursuant to the terms hereof) by it, except for any such consent, approval, filing or notice that would not have a materially adverse effect on its ability to perform its obligations under this Agreement (and each of the agreements to be executed and delivered pursuant to the terms hereof) in a timely manner;

(f) it holds the requisite licenses issued by Health Canada to perform its obligations under this Agreement;

(g) it has conducted and is conducting its business in compliance in all material respects with all Applicable Law, and has held and maintained and will hold and maintain in good standing all necessary licenses, leases, permits, authorizations and other approvals necessary to permit it to conduct its business or to own, lease or operate its properties and assets (including without limitation any rights or registrations relating to any intellectual property rights) except where the failure to obtain any license, lease, permit, authorization or other approval would not have a material adverse effect on it;

(h) there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of it) pending, or to the best of the knowledge of it after due inquiry, threatened against or affecting it at law or in equity, or before or by any court or other governmental authority, domestic or foreign, that would materially adversely affect its ability to perform its obligations under this Agreement (and each of the agreements to be executed and delivered pursuant to the terms hereof) in a timely manner;

(i) there are no bankruptcy proceedings pending or being contemplated by it or, to the best of its knowledge after due inquiry, threatened against or affecting it;

7. REPRESENTATIONS AND WARRANTIES OF SUPPLIER

7.1 Supplier covenants warrants and represents that all Products delivered hereunder by Supplier shall, at the time of delivery:

(a) meet the Specifications;

(b) be produced in accordance with Applicable Law; and

(c) be free from material defects;

8. CONFIDENTIALITY

8.1 The Parties acknowledge that the confidentiality agreement dated August 17, 2020 (the "Confidentiality Agreement") between the Parties continues to apply and that any Confidential Information (as defined therein) provided pursuant to this Agreement and the Transaction shall be subject to the terms of the Confidentiality Agreement.

8.2 Each Party agrees that it will not make any public disclosure of the existence of this Agreement or of any of its terms without first advising the other Party and obtaining consent of such other Party to the proposed disclosure, unless such disclosure is required by Applicable Law, regulation or policies of any applicable stock exchange, in which event the Party contemplating disclosure will inform the other Party of, and obtain its consent to, the form and content of such disclosure, which consent will not be unreasonably withheld or delayed.

9. ACCESS

9.1 Each of the Parties and its representatives will provide the other Party with such information (including copies of documents) as either Party may reasonably request relating to tracking and batch records for the Product Orders and any other documentation which is requested by a governmental authority. The Parties will retain such records for each Product Order for a period of 2 years after Adastra's receipt of the applicable Product Order.

10. EXPENSES

10.1 Each of the Parties will bear its own respective costs and expenses associated with the Transaction, including the preparation of this Agreement and the Quality Assurance Agreement.

11. INSURANCE

11.1 Each Party will at all times during the Term and continuing for a period of two (2) years after the date of any expiration or termination of this Agreement, maintain in full force and effect, for the benefit of itself and the other Party, commercial general liability insurance which is sufficient to adequately protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement and in any event, will maintain product liability insurance in an amount not less than $5,000,000 dollars for each occurrence and in the aggregate (it being understood that either Party may self-insure a portion of such coverage as may be commercially reasonable and furnishes adequate protection as described above).

12. INDEMNITY

12.1 Each Party ("Indemnifying Party") agrees to indemnify, keep indemnified and save harmless the other Party ("Indemnified Party") in respect of all actions, suits, proceedings, claims, demands, damages, losses, costs, charges and expenses arising directly from or incurred by reason of:

(a) any breach or alleged breach by Indemnifying Party of any representation, warranty and/or covenant of Indemnifying Party under this Agreement;

(b) injury or death to persons caused by the willful or grossly negligence acts or omissions of the Indemnifying Party;

(c) any failure by the Indemnifying Party to materially comply with any Applicable Law; and

(d) any gross negligence or willful misconduct of the Indemnifying Party;

13. LIMITATION OF LIABILITY

13.1 The representations and warranties contained above are in lieu of all other warranties and conditions expressed or implied, including, but not limited to, those governing merchantability or fitness for a particular purpose.

13.2 Notwithstanding any other provision of this Agreement to the contrary, neither Party shall be liable to the other for any consequential, special, or incidental damages, arising from a default under this Agreement, whether in contract (including breach of warranty) or tort (including strict liability and negligence) nor for lost or imputed profits, royalties or other economic loss. This limitation will apply whether or not the Party has been advised of the possibility of such damages. Each Party hereby waives any claim that these exclusions deprive such Party of an adequate remedy.

14. GUARANTEE

14.1 Adastra Labs Holdings Ltd. (the "Guarantor)" hereby irrevocably and unconditionally guarantees to Supplier, the punctual and complete payment and satisfaction when due, and at all times thereafter, and the performance, of all of the indebtedness, liabilities and obligations of Adastra, present and future, direct and indirect, absolute and contingent, matured and unmatured, joint or several, at any time or from time to time which are or may become at any time and from time to time owing or payable by Adastra to Supplier, or which remain owing and unpaid by Adastra to Supplier, whether in connection with this Agreement or otherwise. This guarantee constitutes a legal, valid and binding joint and several obligations of the Guarantor enforceable against the Guarantor.

15. BINDING EFFECT

15.1 The provisions of this Agreement are intended to create binding obligations against the Parties.

15.2 Each of the Parties acknowledge and agree that adequate consideration (the receipt and sufficiency of which is hereby acknowledged) was received by it for the binding obligations contained herein.

16. REASONABLE COMMERCIAL EFFORTS AND GOOD FAITH

16.1 The Parties will use their reasonable commercial efforts and good faith to meet the terms of this Agreement.

17. NON-EXCLUSIVITY

17.1 Notwithstanding any other provision contained herein, each Party hereby expressly acknowledges and confirms that nothing herein shall create or be deemed to create an exclusive relationship between the Parties with respect to the purchase and sale of Products.

18. INDEPENDENT CONTRACTOR

18.1 This Agreement does not create a fiduciary or trust relationship between the Parties hereto. The Parties are independent contractors, and nothing in this Agreement is intended to constitute a Party as an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other Party for any purpose whatsoever. Neither Party is authorized by this Agreement to do the following on behalf of the other Party or represent that it has the right to so act or do so: (a) make any contract, agreement, warranty or representation; or (b) create any obligation, liability, commitment or undertaking, express, implied or collateral.

19. TERM AND TERMINATION

19.1 If (a) either Party materially breaches the terms of the this Agreement and the breaching Party fails to cure such breach within 30 days of written notice from the non-breaching Party; (b) bankruptcy, insolvency, dissolution or liquidation proceedings are instituted by or against the either Party or the either Party discontinues a significant part of its business operations; or (c) either Party fails to maintain its license with Health Canada, the non-breaching Party may, at its sole discretion, terminate the this Agreement upon written notice to the breaching Party. All payments due to Adastra or Supplier, as applicable, before termination will become immediately due and payable upon termination of this Agreement.

19.2 This Agreement shall be in effect from the date of execution (the "Effective Date") until 6 months after the Effective Date (the "Term").

19.3 The Term may be terminated by written mutual agreement or extended on a month-to-month basis by written mutual agreement.

20. NOTICES

20.1 Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party hereto will be in writing and will be delivered to the Party to which the notice is to be given by mail, email or facsimile

21. GENERAL

21.1 A provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement.

21.2 This Agreement, the Confidentiality Agreement and the Quality Assurance Agreement, set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the Parties or their respective representatives with respect to the matters herein and will not be modified or amended except by written agreement signed by the Parties to be bound thereby.

21.3 In the event either Party is prevented from performing its obligations under this Agreement by circumstances beyond its reasonable control, including without limitation fire, explosion, flood, acts of God, war and other hostilities, or like events, the obligations of such Party under this Agreement shall be suspended.

22. TIME IS OF THE ESSENCE IN THIS AGREEMENT

22.1 No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right it may have.

22.2 Each of the Parties covenants and agrees to do such things, to attend such meetings and to execute such further documents and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

22.3 If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

22.4 This Agreement is private to the Parties and may not be assigned without the consent of the other Party.

22.5 This Agreement may be executed in several counterparts as may be necessary or by facsimile or such other electronic means and each such counterpart agreement or facsimile so executed are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

22.6 The binding obligations of this Agreement are and will be deemed to be made in the Province of British Columbia, for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia and the federal laws of Canada applicable therein.

22.7 Where a party is more than one person, all covenants shall be deemed to be joint and several.

22.8 Each person signing this Agreement as an authorized officer of a Party hereto hereby represents and warrants that he is duly authorized to sign this Agreement for that Party and that this Agreement will, upon having been so executed, be binding on that Party in accordance with its terms.

22.9 If the foregoing reflects your understanding of the Transaction and if you agree with the terms and conditions of the proposal herein, please so acknowledge by executing this Agreement and returning the same to Adastra.

[Signature Page Follows]

ADASTRA LABS HOLDINGS LTD.

Per:	/s/ Andrew M. Hale
Andrew M. Hale, CEO
Authorized Signatory

ADASTRA LABS INC.

Per:	/s/ Andrew M. Hale
Andrew M. Hale, Responsible Person
Authorized Signatory

ACKNOWLEDGED AND AGREED TO this 17th day of August 2020

PURE SUNFARMS CORP.

Per:	/s/ Miguel Martinez

Authorized Signatory

SCHEDULE A

PRODUCT ORDER FORM

Product Order Form
Purchaser:		Supplier:
Adastra Labs Inc.		Pure Sunfarms Corp.
5451 275 Street		4431 80 St.
Langley BC		Delta BC
V4W 3X8		V4K 3N3

Order Date:

Required Date:

Shipping Terms: EXW Pure Sunfarms Corp., 4431 80 St., Delta, BC V4K 3N3
Product Name	Qty Req	Product Type	Cannabinoid Profile
		CBD%	THC%
Cannabis Trim

Name of Requestor/Purchaser
Signature
Date
Position with Company

Name of Supplier
Signature
Date
Position with Company

SCHEDULE B

INVOICE 0000143

(see attached)